Exhibit 10.29

February 16, 2007

Mr. D. Gordon Strickland

Chairman

Medical Resources, Inc.

11330 Lakefield Drive

Building #2, Suite 200

Duluth, GA 30097

Dear Gordon,

On behalf of Ampex Corporation (the “Company”), it gives me great pleasure to inform you that our Board of Directors (the “Board”) has approved this offer to you to join Ampex as Chief Executive Officer, on the following terms:

1. Positions: You will be elected as a Director, President and Chief Executive Officer of the Company, reporting to the Board. You will have such duties, responsibilities and authorities of an executive and administrative character as the Board shall from time to time assign to you. You will devote your best efforts and abilities to the performance of your duties and the advancement of the interests of the Company.

2. Effective Date: Your employment will begin on February 16, 2007.

3. Base Salary: You will be paid a base salary for your services at an annual rate of $325,000, less taxes and other withholdings, which shall be paid bi-weekly in accordance with the Company’s regular payroll practices. Your salary will be reviewed annually, and adjusted in the discretion of the Compensation Committee of the Board.

4. Bonus Opportunity: You will be eligible to earn incentive compensation in the form of a cash bonus payable annually, in January of each year, commencing in January 2008, based upon the attainment of specific goals and objectives established by the Compensation Committee after discussions with you. Your target bonus amount for 2007 will be up to $300,000, with 50% of such amount to be guaranteed. Except as stated in the preceding sentence, the amount of your bonus will be determined solely in

Mr. D. Gordon Strickland

February 16, 2007

the discretion of the Compensation Committee, and no portion of the discretionary bonus shall be deemed vested, earned or accrued prior to the grant thereof.

5. Stock Options: You will be entitled to a grant of 25,000 non-qualified stock options under the Company’s Stock Incentive Plan. The options will be priced at the first meeting of the Compensation Committee after your hire date and will expire unless exercised on the third anniversary of the grant date. Upon receiving this grant, you will enter into an option agreement in the Company’s standard form which specifies the exercise price, vesting schedule, expiration date and other terms of the option grant in accordance with the Stock Incentive Plan.

6. Benefit Plans: You may be eligible to participate in certain employee health and other benefit plans to the extent that you are not covered by your current employer and wish to participate. Additional information is available from the Company’s Human Resources Department.

7. Severance: You will be entitled to Salary Continuation (as defined below) in the event you are involuntarily terminated by the Company other than for Cause (as defined below) as follows: (i) if you are terminated during the year ending December 31, 2007, for 12 months following the date of termination, and (ii) if you are terminated in any subsequent year, for the six months following the date of termination. “Salary Continuation” shall mean continuation of your bi-weekly salary payments at the annual base salary rate in effect at the date of termination, subject to taxes and other withholdings. “Cause” shall mean your conviction of a crime (other than traffic violations and similar minor offenses) or the breach of any of the terms of this agreement or of any of your other duties or obligations to the Company which, in the reasonable judgment of the Board, has had or is reasonably likely to have, a material adverse effect on the business, affairs or reputation of the Company. Except as may be expressly required by law, it is understood that your employment is at will, and you shall not be entitled to any other compensation (including incentive compensation) or benefits in the event of the termination of your employment, with or without Cause.

8. Employment Verification: Pursuant to federal law, this offer of employment is conditioned on your ability to provide satisfactory proof of your eligibility to work in the United States within three days of your first day of employment.

9. Indemnification and Other Agreements: The Company will enter into an Indemnification Agreement with you in the Company’s standard form for members of its Board. In addition you will execute the Company’s standard form Non-Disclosure Agreement and any other agreements or instruments normally executed by senior executives upon commencement of employment with the Company.

10. Expenses: The Company will reimburse you for reasonable expenses related to its business actually incurred and paid by you in the performance of your duties in

Mr. D. Gordon Strickland

February 16, 2007

accordance with the Company’s policies and your presentation of supporting documentation required by the Company. Any air travel coast to coast or overseas for business purposes will be business or first class, but other domestic air travel shall be coach or economy.

11. Other Directorships: The Board has approved your continuing to serve as a Director or advisor of Hancock Capital Management, Medical Resources, Inc. and Outlook Group so long as such activities do not conflict with the adequate performance of your duties and responsibilities to the Company. Any additional directorships or advisory activities you wish to accept shall be discussed in advance with the Board.

12. Miscellaneous: This letter sets forth the entire agreement of the parties regarding the subject matter hereof, and may not be altered, amended or waived in whole or in part except by written instrument signed by both parties. This letter shall be governed by the laws of the State of Delaware (without giving effect to conflict of laws rules thereof). This letter may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile shall be deemed an original executed counterpart.

If you agree to the forgoing, please sign this letter in the space provided below and return the original executed copy.

AMPEX CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

Accepted and Agreed to:

/s/ D. Gordon Strickland
D. Gordon Strickland